Exhibit 99.1

BRIGGS & STRATTON CORPORATION ANNOUNCES

CHIEF FINANCIAL OFFICER TRANSITION PLAN

MILWAUKEE, WISCONSIN-APRIL 21, 2010- At its regular quarterly meeting on April 21, 2010, the Board of Directors of Briggs & Stratton elected David J. Rodgers as Senior Vice President and Chief Financial Officer succeeding James E. Brenn effective June 28, 2010. Mr. Brenn will remain a Senior Vice President after June 28, 2010 and provide assistance to Mr. Rodgers until his retirement in December 2010.

Mr. Rodgers, age 39, has served as Vice President of Finance since January 2010 and was elected an officer of the company in September 2007. He also served as the company’s Controller from December 2006 to January 2010. Mr. Rodgers is a graduate of Marquette University with a Bachelor of Science in Accounting and is a Certified Public Accountant. Prior to joining Briggs & Stratton, Mr. Rodgers was employed by Roundy’s Supermarkets, Inc., as Vice President – Corporate Controller from September 2005 to November 2006 and Vice President – Retail Controller from May 2003 to August 2005. Mr. Rodgers also has prior experience with accounting firms Deloitte LLP and Arthur Andersen LLP.

Mr. Brenn has been Sr. Vice President and Chief Financial Officer of the Corporation since 1998. He previously served as Vice President and Controller since 1988. He has been with the company since 1978.

“Jim has been an integral part of the Briggs & Stratton team over the years, and we are truly thankful for his dedication and service,” stated Todd J. Teske, President and Chief Executive Officer. “Dave brings a wealth of knowledge to this position and we are confident that this transition will go smoothly.”

Briggs & Stratton Corporation, headquartered in Milwaukee, Wisconsin, is the world’s largest producer of gasoline engines for outdoor power equipment. Its wholly owned subsidiary Briggs & Stratton Power Products Group LLC is North America’s number one manufacturer of portable generators and pressure washers, and is a leading designer, manufacturer and marketer of lawn and garden and turf care through its Simplicity®, Snapper®, Ferris® and Murray® brands. Briggs & Stratton products are designed, manufactured, marketed and serviced in over 100 countries on six continents.